SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-A/A
Amendment No. 1

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Acacia Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-4405754
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Newport Center Drive, Newport Beach, CA 92660

(Address, including zip code, of principal executive offices)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.	☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.	☒

Securities Act registration statement file number to which this Form relates:_________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2002, by adding the information set forth below.

ITEM 1.    DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective June 3, 2008, upon the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each outstanding share of our AR-Acacia Technologies common stock, par value $.001 per share, was automatically reclassified and converted to one (1) fully paid and non-assessable share of common stock, par value $0.001 per share.

Our authorized capital stock includes 100,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote at a meeting of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably any dividends declared by our Board of Directors. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to receive ratably our net assets available for distribution after the payment of all debts and other liabilities, subject to any prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable.

ITEM 2.    EXHIBITS

1.	Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 3, 2008.*

*  Incorporated by reference to Exhibit 3 to Form 8-K filed with the Securities and Exchange Commission on June 3, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ACACIA RESEARCH CORPORATION

By:	/s/ Paul R. Ryan
Paul R. Ryan, Chairman and Chief Executive Officer

Date:  August 14, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit

1.	Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 3, 2008.*

*  Incorporated by reference to Exhibit 3 to Form 8-K filed with the Securities and Exchange Commission on June 3, 2008.